Exhibit 99.1

Gold Horse International, Inc. Mr. Adam Wasserman, CFO Phone: 800-867-0078 Email: adamw@cfooncall.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: 646-213-1915 Email: crocker.coulson@ccgir.com www.ccgirasia.com

FOR IMMEDIATE RELEASE

Gold Horse International, Inc. Completes Key Construction Projects, Begins Work on Two Additional Projects Valued at $43.0 Million

Hohhot, China – December 18, 2008 – Gold Horse International, Inc., (OTC BB: GHII) (“Gold Horse” or “the Company”), a multifaceted business group that controls and operates a construction company, real estate development business and a hotel in Inner Mongolia, China, today announced that the Company successfully completed three key construction projects in November as scheduled. The total revenue generated over the life of the contracts, which commenced in March and April 2008, was RMB 548.6 ($80.2 million).

In November 2008, the Company completed the following projects on schedule: the Tian Fu Garden residential project (phases one and two), phase one of the Ai Bo Garden residential apartment project, and phase two of the Riverbank Garden Community residential project (also known as He Ban Garden residential apartment project). All projects were completed within budget and comprehensive inspections have been carried out. Over the life of the contracts, the Tian Fu Garden residential project generated revenue of RMB 232.5 million ($33.9 million), phase two of the Riverbank Garden Community residential project generated revenue of RMB 200 million ($29.2 million) and phase one of the Ai Bo Garden residential apartment project generated revenue of RMB 116.1 ($17.0 million).

In addition, the Company has secured new construction work valued at RMB 294.2 million ($43.0 million) with an expected gross profit of RMB 58.6 million ($8.6 million).

The Fu Xing Committee Bath Center project, valued at RMB 165.8 million ($24.2 million), contains one building with a construction area of 46,054 square meters. Jin Ma Construction Co. Ltd., an entity controlled and operated by Gold Horse, began construction in November 2008 and expects to complete the project in August 2009 with an estimated gross profit of RMB 33.0 million ($4.8 million).

Gold Horse also began construction of the second phase of the Ai Bo Garden residential apartment this month after successfully completing the first phase in November 2008. Valued at RMB 128.4 million ($18.8 million), this project contains nine buildings with a construction area of 116,700 square meters. Gold Horse expects to complete this project in June 2009 with an estimated gross profit of RMB 25.6 million ($3.8 million).

“We are pleased to announce the timely completion of these key construction projects to the highest standards, further solidifying our reputation as a valued and reliable contractor in Hohhot,” said Mr. Liankuan Yang, chairman and CEO of Gold Horse. “By securing projects that meet our high profit-margin standards combined with our access to local bank loans, we expect to meet our full-year revenue guidance for 2009 of approximately $90 million,” added Mr. Yang.

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant and banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Note: US dollar amounts in this press release are based on the exchange rate of 6.8400 RMB per US dollar as of December 17, 2008.

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